Press Contacts:	Steven B. Rash	David A. Kaminer
	Power3 Medical Products, Inc.	The Kaminer Group
	(281) 466-1600	(914) 684-1934
	srash@power3medical.com	dkaminer@kamgrp.com

Power3 Medical Delays Filing 2006 Form 10-KSB

HOUSTON, April 17, 2007 -- Power3 Medical Products, Inc. (OTC BB: PWRM) said today that it will file Form 8-K with the Securities and Exchange Commission, reporting that it was unable to file its 2006 Form 10-KSB within the extended filing deadline ending , but that it expects to file the 10-KSB within 30 days.

As it reported in the 8-K filing, Power3 is required to include certain audited financial statements from FY 2005 in its 10-KSB for FY 2006. However, Power3 has been unable to obtain the necessary consent for that period from its former auditor, John A. Braden & Company, P.C., of Houston, due to a claim of unpaid invoices and a dispute over services rendered in 2006.

Malone & and Bailey, P.C. of Houston, Power3’s auditor of record, has completed the 2006 audit on-schedule and on-budget, said Steven B. Rash, chairman and CEO of Power3, and has also been engaged to reaudit fiscal year 2005. Mr. Rash said Power3 does not anticipate any restatements or other issues regarding the reaudit of FY 2005.

“The failure of John A. Braden & Company to provide consent for use of their audited FY 2005 numbers in Power3’s Form 10-KSB for 2006 is yet another disappointment in our relationship with the firm,” he said. “Their final decision, which was communicated to us shortly before the filing deadline, has prevented us from timely reporting of our FY 2006 financial results.

“While this delay in filing presents difficulties not anticipated,” said Mr. Rash, “optimism at Power3 remains at an all-time high regarding our ongoing scientific discovery efforts and the very significant business progress we have recently announced.”

About Power3 Medical Products

Power3 Medical Products, Inc. (OTC: PWRM, www.Power3Medical.com), is a leading proteomics company engaged in the commercialization of protein biomarkers, pathways and mechanisms of diseases through the development of diagnostic tests and drug targets for cancer and neurodegenerative diseases. Power3's patent-pending technologies are being used to develop screening and diagnostic tests for the early detection and treatment of disease, and its identified protein biomarkers, drug targets, and diagnostic tests are targeted toward markets with critical unmet needs in areas such as breast cancer and neurodegenerative disease. Power3 operates a state-of-the-art proteomics laboratory in The Woodlands (Houston), Texas, and recently announced an agreement to form a joint venture with NeoGenomics, Inc. (NASDAQ: NGNM) of Fort Myers, Florida, to commercialization Power3’s portfolio of IP, centering on the 534 biomarkers Power3 has discovered from a broad range of diseases as the basis of blood-based tests for breast cancer, ALS, Alzheimer’s and Parkinson’s Diseases.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.